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                                                                   Exhibit 3(ii)


                    CERTIFICATE OF INCORPORATION, AS AMENDED
                                       OF
                          NAPCO SECURITY SYSTEMS, INC.


               FIRST: The name of the corporation (hereinafter called the "Company") is NAPCO SECURITY SYSTEMS, INC.

               SECOND: The registered office of the Company is to be located at No. 100 West Tenth Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

               THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

               FOURTH: The total number of shares of Common Stock which the Corporation is authorized to issue is forty million (40,000,000), and the par value of each such share is one cent ($.01), amounting in the aggregate to $400,000.

               FIFTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Company. In addition, to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.


               SIXTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be


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binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

               SEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

               EIGHTH: The Company shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

               NINTH: The name and mailing address of the incorporator is as follows:

                    Name                           Mailing Address

              Michael J. Fuchs                     430 Park Avenue
                                                   New York, New York  10022

               TENTH: To the fullest extent permitted by the Delaware General Corporation Law now in effect and as amended from time to time, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty resulting from actions or omissions while serving as a director.

               ELEVENTH: The number of directors which shall constitute the whole Board of Directors shall be not less than three (3) and shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in the previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). At the Annual Meeting of Stockholders at which this Article is adopted, the directors shall be divided into three classes, designated Class I, Class II, and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of Class III directors to expire at the 1999 Annual Meeting of Stockholders, the term of office of Class II directors to expire at the 2000 Annual Meeting of Stockholders, and the term of office of Class I directors to expire at the 2001 Annual Meeting of Stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

               Subject to the rights of the holders of any class or series of the Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement,


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disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.






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